EXHIBIT 99.1
DEARBORN BANCORP, INC. ANNOUNCES THE COMPLETION OF THE
FIDELITY FINANCIAL CORPORATION OF MICHIGAN ACQUISITION
     DEARBORN, Michigan, January 4, 2007 ... Dearborn Bancorp, Inc. (Nasdaq: DEAR), the Holding Company for Community Bank of Dearborn, today announced that it has completed its acquisition of Fidelity Financial Corporation of Michigan, and its wholly-owned subsidiary Fidelity Bank, effective January 4, 2007.
     With the addition of Fidelity, Dearborn Bancorp, Inc. now has over a $1 billion in total assets, over $930 million in total loans, over $820 million in total deposits and 19 offices spread over Wayne, Oakland, Macomb and Washtenaw Counties in southeast Michigan.
     Fidelity’s CEO, John Lindsey, becomes Dearborn’s Oakland Regional President and the seven Fidelity offices will continue to operate under the Fidelity name.
     John E. Demmer, Chairman of Dearborn Bancorp, Inc., commented, “This acquisition is a milestone for Dearborn Bancorp by crossing the $1 billion mark in total assets and adds a profitable operation in the affluent Oakland County market. We welcome Fidelity customers to the Dearborn Bancorp family.”
     Dearborn Bancorp, Inc. is a registered bank holding company. Its sole subsidiary is Community Bank of Dearborn. The Bank operates 19 offices in Wayne, Oakland, Macomb and Washtenaw Counties in the State of Michigan. The Company’s common shares trade on the Nasdaq Global Market under the symbol DEAR.
Contact: Michael J. Ross, President and CEO or Jeffrey L. Karafa, CFO at (313) 565-5700.

Forward-Looking Statements
This press release contains forward-looking statements that are based on management’s beliefs, assumptions, current expectations, estimates and projections about the financial services industry, the economy and about the Corporation and the Bank. Words such as “anticipates,” “believes,” “estimates,” “expects,” “forecasts,” “intends,” “is likely,” “plans,” “projects,” variations of such words and similar expressions are intended to identify such forward-looking statements. These statements are not guarantees of future performance and involve certain risks, uncertainties and assumptions (“Future Factors”) that are difficult to predict with regard to timing, extent, likelihood and degree of occurrence. Therefore, actual results and outcomes may materially differ from what may be expressed or forecasted in such forward-looking statements. The Corporation undertakes no obligation to update, amend or clarify forward-looking statements, whether as a result of new information, future events (whether anticipated or unanticipated), or otherwise.
Future Factors include changes in interest rates and interest rate relationships; demand for products and services; the degree of competition by traditional and non-traditional competitors; changes in banking regulation; changes in tax laws; changes in prices, levies and assessments; the impact of technological advances; governmental and regulatory policy changes; the outcomes of contingencies; trends in customer behavior as well as their ability to repay loans; and changes in the national and local economy. These are representative of the Future Factors and could cause a difference between an ultimate actual outcome and a preceding forward-looking statement.